Investor and Media Contact:

Reid Cox

Director of Investor Relations

& Business Development

(209) 926-3417

rcox@pacwest.com

Pac-West Telecomm Announces Expiration of Cash Tender Offer and Shareholder Approval of Certain Proposals Related to the Previously Announced Financing Transaction with Deutsche Bank

Stockton, CA - December 18, 2003 - Pac-West Telecomm, Inc. (Nasdaq: PACW), a provider of integrated communications services to service providers (SPs) and small and medium-sized enterprises (SMEs) in the western U.S., today announced that its previously announced cash tender offer to purchase up to $59.0 million, or approximately 62.0%, of the $95.1 million outstanding principal amount of its Series B 13.5% Senior Notes due 2009 and related consent solicitation expired at 5:00 p.m., New York City time today. In addition, at a special meeting of Pac-West's shareholders held earlier today, shareholders approved two proposals related to the previously announced financing transaction with Deutsche Bank AG - New York, acting through DB Advisors, LLC, as investment advisor.

Ravi Brar, Pac-West's CFO, said, "We are very pleased that our bondholders and shareholders support this financing. Through this transaction, we continue to fulfill our obligations to our bondholders while improving financial performance and growth prospects for our shareholders by reducing interest payments and restrictive covenants."

Pac-West has been advised by the depositary for the tender offer and consent solicitation that $79.3 million in aggregate principal amount, or approximately 83.4%, of the outstanding Senior Notes had been validly tendered and not withdrawn as of the expiration time. The amount of Senior Notes tendered and not withdrawn prior to the expiration time exceeds the $59.0 million maximum principal amount of the Senior Notes the Company offered to purchase. As a result, Pac-West expects to accept about $59.0 million in principal amount of Senior Notes validly tendered and not withdrawn on a pro-rata basis based upon the relative principal amount of Senior Notes tendered by each noteholder (rounding to the nearest $1,000 in principal amount). Following settlement of the tender offer and consent solicitation, Pac-West expects to have remaining outstanding about $36.1 million in aggregate principal amount of its Senior Notes.

At a special meeting of Pac-West shareholders held earlier today, shareholders voted in favor of a resolution approving the issuance to Deutsche Bank of warrants to purchase 26,666,667 shares of Pac-West's common stock at an exercise price of $1.50 per share and the common stock issuance upon exercise of such warrants. Pac-West's shareholders also voted in favor of a resolution ratifying all other matters related to the issuance of the warrants and the common stock issuable upon exercise of the warrants, including the financing transactions with Deutsche Bank pursuant to which the warrants are intended to be issued. As previously announced, as part of the financing transaction, Pac- West agreed to sell to Deutsche Bank a senior secured note in the principal amount of $40.0 million in addition to the warrants described above in exchange for $40.0 million less certain expenses.

Pac-West currently expects that the tender offer and consent solicitation will settle and the related financing transactions with Deutsche Bank will close on Friday, December 19, 2003.

UBS Securities LLC served as Dealer Manager in connection with the tender offer and consent solicitation and Georgeson Shareholder served as Information Agent in connection with the tender offer and consent solicitation and Solicitation Agent in connection with the proxy solicitation conducted with respect to the special meeting.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to the notes. The tender offer and consent solicitation were made solely by means of the Offer to Purchase and Consent Solicitation Statement, dated October 30, 2003, as supplemented by the Supplement to Offer to Purchase and Consent Solicitation Statement, dated November 17, 2003.

About Pac-West Telecomm, Inc.

Founded in 1980, Pac-West Telecomm, Inc. (Nasdaq: PACW) is one of the largest competitive local exchange carriers headquartered in California. Pac- West's network carries over 100 million minutes of voice and data traffic per day, and an estimated 20% of the dial-up Internet traffic in California. In addition to California, Pac-West has operations in Nevada, Washington, Arizona, and Oregon. For more information, please visit Pac-West's website at www.pacwest.com.

Forward-Looking Statements

In this press release, our use of the words "outlook," "expect," "anticipate," "estimate," "forecast," "project," "likely," "objective," "plan," "designed," "goal," "target," and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risk factors that are described in our Annual Report on Form 10-K for the period ended December 31, 2002, as filed with the SEC on March 31, 2003, which may be revised or supplemented in subsequent reports filed by us with the SEC. Such risk factors include, but are not limited to: our substantial indebtedness; an inability to generate sufficient cash to service our indebtedness; the declining rate at which reciprocal compensation payments are determined; regulatory and legal uncertainty with respect to reciprocal compensation payments received by us; the inability to expand our business as a result of the unavailability of funds to do so; failure to successfully implement our restructuring plan; the possible delisting of our common shares from the Nasdaq SmallCap Market, adverse affects on our operations as a result of the covenants in our senior notes indenture; competition from the ILECs and other competitors and potential competitors, including those competitors with lower cost structures.

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